Exhibit 99.1

Mr. Cooper Group Names New Chief Financial Officer

Dallas, Texas (December 12, 2018) – Mr. Cooper Group Inc. (NASDAQ: COOP) today announced the appointment of Christopher Marshall as Vice Chairman, a newly created officer position, effective January 2, 2019 and as Chief Financial Officer, effective immediately following the filing of the company's Annual Report on Form 10-K for fiscal year 2018.

Marshall most recently served as co-founder and CFO of Capital Bank Financial Corp. since 2009. Through his leadership, the company grew from a start-up business to $10 billion in assets with market capitalization of $2.2 billion. Marshall also successfully led the company through its IPO as well as the acquisition and integration of eight community banks and the sale of the company to First Horizon. Previously, Marshall served as Chief Restructuring Officer and Senior Advisor to the CEO at GMAC, Inc. and as CFO at Fifth Third Bancorp. Prior to that, Marshall was a member of the management operating committee at Bank of America and held key leadership roles including CFO of the Consumer Products Group and Chief Operating Officer of the Global Consumer and Small Business Bank.

“We’re excited to welcome Chris to Mr. Cooper,” said Jay Bray, Chairman and CEO of Mr. Cooper Group Inc. “Chris’ vast financial, operational and strategic experience will be invaluable to the company as we work to deliver more value to shareholders, customers and team members.”

Marshall will succeed Amar Patel, who has been serving as interim CFO since March 2017. Following Marshall’s assumption of the CFO role, Patel will remain with the company during a transition period.

“On behalf of everyone at Mr. Cooper Group, I want to thank Amar for his many contributions to our company over the last 12 years,” said Bray. “Amar’s leadership has played a key role in many of our company’s successes, including most recently our merger with WMIH Corp., the acquisition of Assurant Mortgage Solutions and the pending acquisition of Pacific Union Financial.”

About Mr. Cooper Group
Mr. Cooper Group Inc. (NASDAQ: COOP) provides quality servicing, origination and transaction-based services related principally to single-family residences throughout the United States with operations under its primary brands: Mr. Cooper® and Xome®. Mr. Cooper is one of the largest home loan servicers in the country focused on delivering a variety of servicing and lending products, services and technologies. Xome provides technology and data enhanced solutions to homebuyers, home sellers, real estate agents and mortgage companies.

Shareholder Inquiries:
Kenneth Posner, SVP strategic planning and investor relations
Shareholders@mrcooper.com

Media Inquiries:
Christen Reyenga
MediaRelations@mrcooper.com